Exhibit 99.1

FA Email

Subject: CNL Healthcare Properties News: Estimated NAV Results

Feb. 12, 2018

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

We are pleased to announce that CNL Healthcare Properties’ board of directors has approved an estimated net asset valuation (NAV) per share of $10.321 for the company’s common stock as of Dec. 31, 2017. Shares available for purchase under the Distribution Reinvestment Plan will also be priced at $10.32 per share effective the first quarter of 2018.

•	The prior per share valuations were $10.04 as of Dec. 31, 2016, $9.75 as of Dec. 31, 2015, $9.52 as of as of Sept. 30, 2014, and $9.13 as of Sept. 30, 2013. CNL Healthcare Properties anticipates that it will continue to update and announce its estimated NAV per share at least annually.

•	The estimated NAV per share represents the midpoint in the range of values, $9.79 to $10.81, provided by CBRE Capital Advisors, Inc. (CBRE Cap), an independent investment banking firm.

•	If shares are accepted for redemption under the Amended and Restated Stock Redemption Plan, they will be redeemed for either the estimated NAV per share, currently $10.32, or the purchase price paid per share by the shareholder, whichever is less.[2]

•	Quarterly distributions remain unchanged during the first quarter at $0.11639 ($0.46556 annually) per share or 4.51 percent when expressed as an annualized percentage rate of the estimated NAV per share. First quarter distributions will be paid on or about March 12, 2018. The company will continue to evaluate quarterly distributions based on the overall long-term financial position of the company.[3]

Additional Information

•	As previously signaled, last year the company began evaluating strategic alternatives to provide liquidity to its shareholders. During 2018, the company’s board of directors is expected to begin the process of considering various strategic options to provide shareholders with liquidity of their investment, either in whole or in part and will announce the formation of a special committee and/or engagement of an investment banker when either occurs. There is no assurance when the company will provide liquidity for shareholders.

•	As a result, the estimated NAV was adjusted for estimated transaction costs in a hypothetical liquidation and excludes any portfolio premium or discount due to size and diversification. The estimated NAV is a snapshot in time and not indicative of value the company or its shareholders may receive if the company were to list its shares or liquidate its assets, now or in the future. Please review the company’s latest financial filings for more details on performance metrics.

•	CBRE Cap assisted the valuation committee with the preparation of the estimated NAV per share of its common stock as of Dec. 31, 2017. The company’s board of director’s determination of the estimated NAV per share was in accordance with the company’s valuation policy and certain methodologies of the Investment Program Association (IPA), a trade association for non-listed direct investment vehicles, in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs.” [4]

[1]	The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the REIT’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.
[2]	The Redemption Plan is limited, and redemptions are not guaranteed; furthermore, the plan is subject to suspension, modification or termination at any time.
[3]	Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income. For the nine months ended Sept. 30, 2017, approximately 91 percent of cash distributions were covered by operating cash flow and 9 percent were funded by other sources, which could include borrowings and/or proceeds from the Distribution Reinvestment Plan. The REIT’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the years ended Dec. 31, 2016, 2015, 2014 and 2013, approximately 94, 45, 34 and 13 percent, respectively, of total distributions were covered by operating cash flow and approximately 6, 55, 66 and 87 percent, respectively, were funded by offering proceeds. For the years ended Dec. 31, 2012 and 2011, the REIT’s first two years of operations, distributions were not covered by operating cash flow and were 100 percent funded by offering proceeds.
[4]	There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

•	The company will mail this letter to shareholders on or about Feb. 14, 2018, and hold a valuation webinar on Feb. 14, 2018, at 1:30 p.m. EST to discuss the valuation results. Register for the webinar and dial 866-660-6626 to listen. A replay of the webinar and the accompanying slide presentation will be available within 48 hours on cnlhealthcareproperties.com

For additional information, please read the Form 8-K filed Feb. 12, 2018, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial advisors should not place undue reliance on forward-looking statements.

CHP-0218-00375-003-BD

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